UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 19, 2006
Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 IMATION PLACE OAKDALE, MINNESOTA	55128

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (651) 704-4000
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Acquisition Agreement
     On January 19, 2006, Imation Corp., a Delaware corporation (“Imation”), and Memorex International Inc., a corporation organized under the laws of the British Virgin Islands (“MII”), entered into an Acquisition Agreement, providing for the acquisition of substantially all of the assets of MII, including the capital stock of the operating subsidiaries of MII engaged in the business of the design, development, marketing, distribution and sale of hardware, media and accessories used for the storage of electronic data under the Memorex brand name.
     The purchase price for the assets of MII is approximately $330 million in cash, plus or minus certain post-closing price adjustments, and plus earn-out payments over the course of the next three fiscal years of up to an aggregate of $45 million. $33 million of the purchase price paid at closing will be placed in escrow by Imation to address potential indemnification claims of Imation. One-half of the escrowed amount (less claims made) will be released to MII on March 31, 2007, and the remainder will be released to MII on September 30, 2007. $8 million of the purchase price paid at closing also will be placed in escrow by Imation until the determination of any required post-closing purchase price adjustments under the Acquisition Agreement.
     Imation and MII have made customary representations, warranties and covenants in the Acquisition Agreement, including, among others, covenants to cause MII to conduct business in the ordinary course during the interim period between signing and closing. Among other covenants, MII has agreed to settle accounts with certain affiliates prior to closing, and agreed not to compete with the business for one year post-closing.
     The representations and warranties of each party set forth in the Acquisition Agreement have been made solely for the benefit of the other party to the agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Acquisition Agreement, (ii) are subject to the materiality standards set forth in the Acquisition Agreement, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Acquisition Agreement or such other date as specified in the Acquisition Agreement. The disclosure schedules referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Acquisition Agreement. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Acquisition Agreement.
     Consummation of the acquisition is subject to various customary conditions, including the assignment, amendment and/or termination of certain third-party contracts, the transfer of certain assets held by affiliates of MII, no legal impediment to the acquisition, receipt of required regulatory approvals and approval by the shareholders of Hanny Holdings Limited, a Hong Kong-based company listed on the Hong Kong Stock Exchange that beneficially owns a controlling interest in MII. The acquisition is expected to close during the second quarter of 2006.
     Certain beneficial owners of MII have also entered into an inducement agreement as described below.
     A copy of the Acquisition Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Acquisition Agreement is qualified in its entirety by reference to the full text of the Acquisition Agreement.

Inducement Agreement
     Concurrently with entering into the Acquisition Agreement, Imation entered into an Inducement Agreement with certain beneficial owners of MII who collectively hold more than 67% of MII, including Hanny Holdings Limited, Hanny Magnetics (B.V.I.) Limited, Investor Capital Management Asia Limited, Investor Capital Partners — Asia Fund L.P., Global Media Limited and Memorex Holdings Limited (together, the “Owners”). The Inducement Agreement provides that the Owners will vote their shares (or their controlling interest in such shares) of MII in favor of the Acquisition Agreement and the transactions contemplated thereby.
     Hanny Holdings Limited has further agreed to call and hold a general meeting of its shareholders to vote on a proposal to approve the transactions, as well as to recommend to its shareholders that they vote in favor of the transactions. Failure to achieve the required shareholder vote from Hanny Holdings Limited may trigger a breakup fee of $16,500,000 to Imation under certain circumstances. Hanny Holdings Limited has also agreed to guarantee a certain percentage of MII’s indemnification obligations under the Acquisition Agreement.
     Additionally, the Inducement Agreement provides that the Owners, as applicable, will use commercially reasonable efforts to cause certain of the transactions that are conditions to closing to occur, including the assignment, amendment and/or termination of certain third-party contracts and the transfer of certain assets held by affiliates of MII, and will not compete with the business for one year post-closing.
     A copy of the Inducement Agreement is included herein as Exhibit 2.2 and is incorporated herein by reference. The foregoing description of the Inducement Agreement is qualified in its entirety by reference to the full text of the Inducement Agreement.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits.
2.1	Acquisition Agreement, dated January 19, 2006, by and between Imation Corp. and Memorex International Inc.

2.2	Inducement Agreement, dated January 19, 2006, among Hanny Holdings Limited, Hanny Magnetics (B.V.I.) Limited, Investor Capital Management Asia Limited, Investor Capital Partners — Asia Fund L.P., Global Media Limited, Memorex Holdings Limited and Imation Corp.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)
Date: January 25, 2006	By:	/s/ Paul R. Zeller
Paul R. Zeller
Vice President, Chief Financial Officer